Exhibit 99.2

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. SUCCESSFULLY COMPLETES DEBT REFINANCING

Debt Maturities Extended; Enhanced Flexibility;

Increased Liquidity and Improved Capital Structure

SPRINGFIELD, Mo., January 14, 2011 (GLOBE NEWSWIRE) – O’Reilly Automotive, Inc. (“O’Reilly” or “the Company”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, announced today that it successfully completed the debt refinancing transactions undertaken as part of the Company’s financing plan announced on Tuesday, January 11, 2011. The refinancing provides the Company with enhanced flexibility and increased liquidity, extends the Company’s debt maturities and improves the Company’s overall capital structure.

“We are pleased to announce the successful closing of our note offering and the replacement of our existing revolving credit facility,” Greg Henslee, Co-President and Chief Executive Officer of O’Reilly stated. “We are very excited that the debut of our public debt offering was well-received and featured investment grade credit ratings. These ratings are the result of the success of our business, which has been achieved by the hard work and dedication of our over 45,000 Team Members.”

The following are key highlights of the Company’s new debt structure:

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O’Reilly entered into a new senior unsecured credit agreement that establishes a $750 million senior unsecured revolving credit facility maturing in January of 2016, with a $200 million sublimit for the issuance of letters of credit and a $75 million sublimit for swing-line borrowings. At the time of closing, no borrowings were outstanding under the credit agreement.

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Loans made under the new credit agreement (other than swing-line loans) bear interest, at O’Reilly’s option, at either a Base Rate (as set forth in the credit agreement) or a Eurodollar Rate (as set forth in the credit agreement) plus a margin that will vary from 0.325% to 1.500% in the case of Base Rate loans and 1.325% to 2.500% in the case of Eurodollar Rate loans, in each case based upon the ratings assigned to O’Reilly’s debt by Moody’s Investor Service, Inc. and Standard & Poor’s Rating Services. Borrowings of swing-line loans under the credit agreement bear interest at a Base Rate plus the margin described above for Base Rate loans. In addition, O’Reilly expects to pay a facility fee on the aggregate amount of the commitments in an amount equal to a percentage of such commitments. That percentage will vary from 0.175% to 0.500% based upon the ratings assigned to our debt by Moody’s Investor Service, Inc. and Standard & Poor’s Rating Service.

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O’Reilly issued $500 million of 4.875% senior unsecured notes that will mature in January of 2021. The notes were assigned ratings of Baa3 and BBB- with stable outlooks, respectively, from Moody’s Investors Service and Standard & Poor’s Ratings Services.

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O’Reilly used the proceeds from the offering of the senior notes to repay all of the outstanding borrowings under the Company’s existing asset-based revolving credit facility, which was set to mature in July of 2013.

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O’Reilly’s obligations under the new credit agreement and the notes are guaranteed by its subsidiaries, other than certain immaterial subsidiaries and foreign subsidiaries to the extent adverse tax consequences will not result from such guaranty. As of the closing date of the refinancing, all of O’Reilly’s subsidiaries are guarantors under the new credit facility and the senior notes.

Mr. Henslee added, “The debt transactions were inaugural steps toward implementing a long-term capital structure targeting a rent-adjusted debt to EBITDAR leverage ratio of 2.0x to 2.25x, using a six-times capitalized rent. As previously announced, our Board of Directors authorized a three-year $500 million share repurchase program. We intend to utilize the program, as part of our capital structure plan, to prudently repurchase shares when free cash is available and market conditions are optimal. Our ongoing focus remains on profitable growth and industry consolidation and the new facility provides us with the tools we need to help us achieve these goals.”

About O’Reilly

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O’Reilly family, the Company operated 3,536 stores in 38 states as of September 30, 2010.

Forward-looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “target,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements concerning the proposed financing plan, our target leverage ratio and the contemplated transactions, and there can be no assurance, even if the financing plan is consummated, that we will achieve our target leverage ratio. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, our ability to consummate the financing plan and achieve the target leverage ratio as described herein, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses including the acquisition of CSK Auto Corporation, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2009, for additional factors that could materially affect our financial performance.

For further information contact:	O’Reilly Automotive, Inc.
Investor & Media Contacts
Mark Merz (417) 829-5878